Exhibit 4.6

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACRT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUSANT TO REGISTARATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFORT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR RECEIPT OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

WARRANT
To Purchase Common Stock of
ATHIRA PHARMA, INC.

Date of Issuance: 26 August 2020

The following is a statement of the rights of the holder of this Warrant and the conditions to which this Warrant is subject, and to which the holder hereof, by the acceptance of this Warrant, agrees:

For value received, ATHIRA PHARMA, INC., a Delaware corporation (the “Company”), hereby grants to the ALZHEIMER’S DRUG DISCOVERY FOUNDATION, a public foundation organized in New York (“ADDF”), and its registered assigns (the “Holder”), the right to purchase from the Company 55,000 shares (the “Issuable Shares”) of common stock of the Company (the “Common Stock”) at a price per share of $1.20 (the “Exercise Price”).  This Warrant may be exercised at any time prior to April 8, 2021 (the “Expiration Date”).

This Warrant is issued under the terms of that certain Notice and Acknowledgement Regarding Warrant to Purchase Common Stock of Athira Pharma, Inc. dated August 26, 2020 (the “Notice and Acknowledgment”).

1.	Warrant Not Registered.

The Holder of this Warrant acknowledges that neither this Warrant nor the Issuable Shares have been registered under the Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Issuable Shares in the absence of (i) an effective registration statement under the Act as to this Warrant or such Issuable Shares and registration or qualification of this Warrant or such Issuable Shares under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required.  Each certificate or other instrument evidencing the Issuable Shares shall bear a legend substantially to the foregoing effect.

2.	Exercise of Warrant.

2.1(a)The Warrant may be exercised at any time prior to the Expiration Date upon (i) surrender to the Company at the main office of the Company (or such other office or agency of the Company as it may designate in writing to the Holder at the address of the Holder appearing on the books of the Company) of the warrant certificates, together with the Notice of Exercise annexed hereto properly completed and executed by the Holder and (ii) payment to the Company of the Exercise Price for each share of Common Stock covered by such exercise.  The Exercise Price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by the Company for such purpose (a “Cash Exercise”) or (ii) without the payment of cash, by reducing the number of Issuable Shares that would be obtainable upon the exercise of the Warrant and payment of the Exercise Price in cash so as to yield a number of Issuable Shares upon the exercise of such Warrant equal to the product of (x) the number of Issuable Shares for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (y) the Cashless Exercise Ratio (as defined below).  An exercise of the Warrant in accordance with clause (ii) of the immediately preceding sentence is herein called a “Cashless Exercise.”

(b)In the event of a Cashless Exercise of the Warrant, the Company will purchase from the Holder such portion of the Warrant as would have entitled the Holder to receive the excess of the number of shares of Common Stock deliverable upon a Cash Exercise over the number of Common Stock deliverable upon Cashless Exercise, for an Exercise Price equal to the Exercise Price multiplied by the excess of the number of shares of Common Stock purchasable upon a Cash Exercise over the number of shares of Common Stock purchasable upon a Cashless Exercise.  The Company agrees to and shall offset the Exercise Price referred to in the immediately preceding sentence with the obligation to pay the Exercise Price in respect of the Common Stock deliverable upon a Cashless Exercise. Upon surrender of the warrant certificate in connection with the Holder’s option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrant that the Holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio.  All provisions of this Warrant shall be applicable with respect to the surrender of a warrant certificate pursuant to a Cashless Exercise for less than the full number of Issuable Shares represented thereby.  Upon surrender of the warrant certificate and payment of the Exercise Price in accordance with this Warrant, the Company will issue Common Stock of the Company for the portion of the Warrant exercised, subject to adjustment as described herein.  Whenever there occurs a Cashless Exercise, the Company shall deliver to the Holder a certificate setting forth the Cashless Exercise Ratio. Notwithstanding the procedures contained in this Warrant that pertain to a Cashless Exercise, Holder acknowledges and agrees that in connection with the Company’s IPO (as defined in the Notice and Acknowledgment), this Warrant will be exercised in accordance with the net exercise provisions contained in the Notice and Acknowledgment.

(c)“Cashless Exercise Ratio” means a fraction, the numerator of which is the amount by which the Current Market Value (as defined below) per share of Common Stock on the exercise date of the Warrant exceeds the Exercise Price per share of Common Stock as of such exercise date and the denominator of which is the Current Market Value per share of Common Stock on the exercise date.

(d)“Current Market Value” per share of Common Stock means:

(i)if the Common Stock is not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the fair market value of the Common Stock (without any discount for lack of liquidity, the amount of such Common Stock offered to be purchased or the fact that the Common Stock may represent a minority interest in a private company or a company under the control of another person) is as determined in good faith by the Board of Directors of the Company and certified in a board resolution that is delivered to the Holder, and, if requested by the Holder, determined to be fair, from a financial point of view, to the Holder, by an independent financial expert (as set forth in such independent financial expert’s written fairness opinion); or

(ii)if the Common Stock is registered under the Exchange Act, the average of the last reported sale price of the security (or the equivalent in an over-the-counter market) for each business day during the period commencing 15 business days before such date and ending on the date one day prior to such date, or if the Common Stock have been registered under the Exchange Act for less than 15 consecutive business days before such date, the average of the daily closing bid prices (or such equivalent) for all of the business days before such date for which daily closing bid prices are available (provided, however, that if the closing bid price is not determinable for at least 10 business days in such period, the “Current Market Value” of the security shall be determined as if the security were not registered under the Exchange Act).  The Company shall pay the fees and expenses of any independent financial expert in the determination of Current Market Value.

2.2Certificates or other documentation evidencing the Issuable Shares purchased hereunder shall be delivered to the Holder within a reasonable period of time after the later of (i) the date on which this Warrant is exercised, or (ii) the date on which the Exercise Price is fully paid, but in no event shall they be delivered later than 15 days following such date.

2.3The Company covenants and agrees that all Issuable Shares which may be issued upon the exercise of this Warrant will be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens, encumbrances, and charges in respect of the issue thereof (other than taxes in respect or any transfer occurring contemporaneously with such issue).

2.4The Company further covenants and agrees that, during the period within which the rights evidenced by this Warrant may be exercised, the Company will at all times during such period have authorized and reserved, for the purpose of issue or transfer upon exercise of the rights evidenced by this Warrant, a sufficient number of authorized but unissued shares of Common Stock, or other securities and property, when and as required to provide for the exercise of the rights evidenced by this Warrant.  The Company will take all such action as may be necessary to assure that such Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange upon which the securities of the Company may be listed; provided, however, that the Company shall not be required to effect a registration under federal or state securities laws with respect to such exercise.

3.	Adjustment of Exercise Price.

3.1The Exercise Price and the number of Issuable Shares are subject to adjustment in accordance with this Section 3 from time to time upon the occurrence of certain events described in this Section 3.

3.2In the event the Company shall, at any time or from time to time after the date hereof, issue any Common Stock as a stock dividend to the holders of Common Stock, or subdivide or combine the outstanding Common Stock into a greater or lesser number of shares, or effectuate a similar sale, issuance, subdivision or combination in which no consideration is payable by the holders of Common Stock (any such sale, issuance, subdivision or combination being herein called a “Share Change”), then, and thereafter upon each further Share Change, the Exercise Price shall be adjusted in inverse proportion to the fraction determined by dividing the number of shares of Common Stock outstanding after such event (on a fully diluted basis) by the number of shares of Common Stock outstanding before such event (on a fully diluted basis) (the “Adjustment Ratio”) and the number of Issuable Shares shall be adjusted in direct proportion to the Adjustment Ratio.

3.3Reserved.

3.4For purposes of this Section 3, the number of shares of Common Stock and equity securities convertible into or exchangeable for Common Stock (“Share Equivalents”) outstanding at any given time shall include Common Stock and Share Equivalents owned or held by or for the account of the Company.

3.5(a)If the Company shall be party to a Sale or Merger or an IPO, or engage in any similar transaction, then, in each case, in lieu of the Common Stock issuable upon the exercise of the Warrant immediately prior to such transaction, upon the consummation of such transaction at the option of the Holder, either (A) the Warrant shall terminate, or (B) the Holder shall receive the stock and/or other securities and/or property (including cash) to which the Holder would have been entitled (less the then effective Exercise Price) upon such Sale or Merger or similar transaction had the Holder exercised the Warrant fully immediately prior thereto, all subject to the adjustments provided herein or substantially similar adjustments.

(b)A “Sale or Merger” shall mean any of the following:  (i) the merger or consolidation of the Company into or with another entity in which the holders of the voting equity of the Company immediately preceding such merger or consolidation shall own less than fifty percent (50%) of the voting securities of the surviving entity; (ii) the sale, transfer or lease, whether in a single transaction or pursuant to a series of related transactions or plan, of all or substantially all the assets of the Company, which assets shall include for these purposes fifty percent (50%) or more of the outstanding voting equity securities of any subsidiaries of the Company, the assets of which constitute all or substantially all the assets of the Company and its subsidiaries taken as a whole; (iii) the sale, transfer or lease, whether in a single transaction or pursuant to a series of related transactions, of all or substantially all the assets of the subsidiaries of the Company, the assets of which constitute all or substantially all of the assets of the Company and such subsidiaries taken as a whole, (iv) a sale or transfer, whether in a single transaction or series of related transactions, of fifty percent (50%) or more of the Company’s outstanding voting securities other than in a financing transaction or (v) it public offering of the securities or the Company.

3.6In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities or assets of the Company other than Common Stock and other than as otherwise adjusted for in this Section 3, then and in each such event provision shall be made so that the holder shall receive upon exercise of the Warrant, in addition to the number of Common Stock receivable thereupon, the amount of securities or assets of the Company which the Holder would have received had the Warrant been converted into Common Stock on the date of such event and had it thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3.

3.7The Company shall notify the Holder in writing at least twenty (20) days’ prior to the occurrence of any event requiring any adjustment as provided herein, which notice shall set forth in reasonable detail such event, the amount of the adjustment and method of calculation thereof.  At any time and from time to time if any reorganization, reclassification, recapitalization, stock dividend, stock split, stock combination, transfer or lease of substantially all assets, issuance or sale of securities or other event shall occur as to which the provisions or this Section 3 are not strictly applicable, but the failure to make any adjustment would not fairly protect the rights of the Holder in accordance with the essential intent and principles hereof, then, in each such case, the number of Issuable Shares and the Exercise Price shall be appropriately adjusted to preserve, without dilution, the purchase rights represented by this Warrant and to place the holder in an equivalent economic position as it would have been in had such event not occurred.  If at any time, the Company issues, or otherwise provides for or grants, rights to acquire Common Stock or securities convertible into or exchangeable for Common Stock that provide for greater or more favorable antidilution protection than the antidilution protection provided for herein (including, but not limited to, rights with respect to the events that trigger the adjustment or the formula pursuant to which any such adjustment is made), the Company shall notify the Holder of such issuance, provision or grant within ten business days of such event and this Warrant shall be deemed automatically amended as of the date of the issuance, provision or grant: or such rights or convertible securities or protections, as the case may be, so that the Holder shall receive the benefit: of such greater antidilution protection.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Warrant against impairment.

4.	No Fractional Common Stock.

The Company shall not be required to issue any fractional shares in connection with any exercise of this Warrant.  The Company may pay to the Holder, in lieu of issuing any fractional share, a sum in cash equal to such fraction multiplied by the then effective Exercise Price.

5.	Charges, Taxes and Expenses.

Issuance of certificates or other documentation evidencing the Issuable Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all or which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder;  provided, however, that in the event certificates or other documentation evidencing the Common Stock are to be issued in a name other than the name or the Holder, this Warrant, when surrendered for exercise, shall be accompanied by the Assignment Form attached hereto duly executed by the Holder;  and provided, further, that upon any transfer involved in the issuance or delivery of any certificates or other documentation evidencing the Issuable Shares the Company may require reimbursement for any tax imposed in connection with such transfer.

6.	No Rights as Stockholder.

This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof

7.	Exchange and Registry of Warrant.

This Warrant is exchangeable, upon the surrender hereof by the Holder at the above-mentioned office or agency or the Company, for a new Warrant of like tenor and dated as or such exchange.  The Company shall maintain at such office or agency a registry showing the name and address or the Holder, this Warrant may be surrendered for exchange, transfer or exercise, in accordance with its terms, at such office or agency of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

8.	Loss, Theft, Destruction or Mutilation of Warrant.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.  The foregoing notwithstanding, with respect to the initial Holder of this Warrant, the Company in lieu of its rights set forth in the preceding sentence, shall only require an affidavit of loss and indemnity agreement from such Holder and such Holder shall not be obligated to provide any security therefore or to pay any fees or expenses in connection therewith.

9.	Saturdays, Sundays, Holidays, etc.

If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in New York, New York.

10.	Miscellaneous.

10.1Law Governing.  This Warrant shall he binding upon any successors or assigns of the Company.  This Warrant shall constitute a contract under the laws of the State of New York and for all purposes shall be construed in accordance with and governed by the laws of said state without regard to conflict of law principals.

10.2Acquisition for Investment.  Unless a current registration statement under the Securities Act of 1933, as amended, is in effect with respect to the securities purchasable upon exercise of this Warrant, the Holder hereof, by accepting this Warrant, covenants and agrees that, at the time of exercise hereof, and at the time of any proposed transfer of securities acquired upon exercise hereof, such Holder will deliver to the Company a written statement that the securities acquired by the Holder upon exercise hereof are for the account of the Holder for investment and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities or any portion thereof.  The certificates evidencing the securities purchasable upon exercise of this Warrant, if such securities are not subject to a current registration statement, shall bear a legend to the effect that such securities have not been so registered and may not be transferred except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an opinion of counsel satisfactory to the Company, in its good faith discretion, that such registration is not required.  The Holder will comply with all applicable provisions of state and federal securities laws and acknowledges that the securities acquired upon the exercise of this Warrant may have restrictions upon its resale imposed by state and federal securities laws.

10.3Notices.  All notices, reports and other communications required or permitted hereunder shall be in writing and may be delivered in person, by telecopy with written confirmation, overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the Holder at its address as shown on the books of the Company or to the Company, at the address listed below:

(a) if to the Company:
Athira Pharma, Inc.,
4000 Mason Road, Suite 300 Seattle, WA 98195 Attention: Chief Financial Officer
(b) If to the Holder:	Alzheimer’s Drug Discovery Foundation
57 West 57th Street, Suite 904 New York, NY 10019 Attention: Howard Fillit, MD, Executive Director Telephone: (212) 935-2402 Facsimile: (212) 935-2408
with a copy to:
Allan M, Green, MD, PhD, JD, LLC One Mifflin Place Suite 400 Cambridge, MA 02138 Telephone: (617) 447.5999 Facsimile: (617) 576-9132

10.4Severability.  It is the desire and intent of the parties that the provisions of this Warrant be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Warrant would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Warrant or affecting the validity or enforceability of such provision in any jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Warrant or affecting the validity or enforceability of such provision in army other, jurisdiction.

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the Date of Issuance stated above.

ATHIRA PHARMA, INC.

By	/s/ Glenna Mileson

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply the required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

whose address is
(Please Print)

and whose Social Security or other Taxpayer Identification Number is:_____________

the foregoing Warrant and all rights thereunder, hereby constituting and appointing _________________________ to transfer said Warrant on the books of __________ with full power of substitution in the premises.

Dated:________, 202__

Holder’s Signature:
Holder’s Name:
Holder’s Address:

(Please Print)

Signature Guaranteed:

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever, and must be guaranteed by a bank or trust company or by a member of the National Association of Securities Dealers, Inc.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

NOTICE OF EXERCISE

To:

(1)The undersigned hereby elects to purchase __________________ shares (the “Common Stock”) of ________________________ pursuant to the terms of the attached Warrant, and herewith makes payment of $_________ therefor in cash or check.

(2)Please issue a certificate or certificates representing the Common Stock in the name of the undersigned or in such other name as is specified below:

(Print Name)

(Print Address)

(3)The undersigned confirms that the Common Stock are being acquired for the account of the undersigned for investment only and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or selling the Common Stock.

(Date)	(Signature)

(Print Name)